SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934 (Amendment No. )
MARTEK BIOSCIENCES CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
572901106
(CUSIP Number)
Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided in
a prior cover page.
The information required in the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities
Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of
that section of the Act but shall be
subject to all other provisions of the
Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 572901106
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
972932
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
977779
8
SHARED DISPOSITIVE POWER
500
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
978279
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
7.18
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 572901106
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
972932
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
977779
8
SHARED DISPOSITIVE POWER
500
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
978279
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
7.18
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 572901106
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
972432
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
977779
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
977779
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
7.14
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 572901106
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
972432
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
977779
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
977779
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
7.14
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 572901106
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBanc Capital Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Texas Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
972432
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
972432
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
972432
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
7.14
12
TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 572901106
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
500
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
500
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
500
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Martek Biosciences Corporation
Item 1(b) Address of Issuer's
Principal Executive Offices:
6480 Dobbin Road
Columbia, Maryland 21045
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank Texas Bancorporation,
Inc. (d) NationsBank of Texas, N.A.
(e) Boatmen's Trust Company
(f) NationsBanc Capital Corporation
Item 2(b) Address of Principal
Business Office or, if none,
Residence:
(a) 101 South Tryon Street,
NationsBank Plaza, Charlotte, North
Carolina 28255 (b) 100 North Tryon
Street, NationsBank Corporate Center,
Charlotte, North Carolina 28255
(c) 100 North Tryon Street,
NationsBank Corporate Center,
Charlotte, North Carolina 28255
(d) 901 Main Street, Dallas, Texas
75202 (e) Boatmen's Tower, 100 North
Broadway, St. Louis, Missouri 63102
(f) 100 North Tryon Street, 10th
Floor, Charlotte, North Carolina 28255
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) Delaware corporation
(d) U.S. National Banking Association
(e) Missouri corporation
(f) Texas corporation
Item 2(d) Title of Class of
Securities: Common Stock
Item 2(e) CUSIP Number:
572901106
Item 3 If this statement is filed
pursuant to Rules 13d-1
(b), or 13d-2(b), check whether the
person filing is a:
(a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in
Section 3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment Company
Act
(e)
Investment Advisor registered under
Section 203 of the Investment Advisors
Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the provisions of
the Employee Retirement Income
Security Act of
1974 or Endowment Fund; see Subsection
240.13d-1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section 240.13d-1(b)(ii)(G)
(Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank Texas Bancorporation, Inc.
NationsBank of Texas, N.A.
The following entities are banks:
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered
investment advisors:
Item 4 Ownership:
With respect to the beneficial ownership
of the reporting entity as of 12/31/97,
see
Items 5 through 11, inclusive, of the
respective cover pages of this Schedule
13G applicable to such entity which are
incorporated herein by reference.
Item 5 Ownership of Five Percent or Less
of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more than
five percent of the class of securities,
check the following
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
To the extent that the reported shares
are held in various fiduciary accounts,
dividends and the proceeds of such
shares are payable to other persons,
including such accounts, the
beneficiaries or settlors thereof or a
combination of such persons. In certain
instances, other persons (including
beneficiaries and settlors) may be
deemed to have the power to direct
receipt of dividends or the proceeds of
the sale of shares reported herein. To
the best of the undersigned's knowledge
and belief, no one other person has such
an economic interest relating to more
than 5% of the class of reported shares.
To the extent that the reported shares
are held by NationsBanc Capital
Corporation, this item is not
applicable. Item 7 Identification and
Classification of the Subsidiary Which
Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of
the Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding company
of the following:
a. NB Holdings Corporation, which is a
holding company of its subsidiaries,
Boatmen's Trust Company
classifiable under Item 3(b) as Banks as
defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation, Inc.,
which is a holding company of its
subsidiary, NationsBank of Texas, N.A.,
classifiable under Item 3(b) as a Bank
as defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
c. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation, Inc.,
which is a holding company of its
subsidiary, NationsBank of Texas, N.A.,
which is a holding company of its
subsidiary, NationsBanc Capital
Corporation, a Texas corporation.
Item 8 Identification and Classification
of Members of the Group:
Except for the relationships referred to
in Item 7 hereof, the reporting entities
do not affirm the existence of a group.
This Form is filed on behalf of each of
the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect of
changing or influencing the control of
the issuer of such securities and were
not acquired in connection with or as a
participant in any transaction having
such purpose or effect. Signature
After reasonable inquiry and to the best
of my knowledge and belief, I certify
that the information set forth in this
statement is true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
NATIONSBANC CAPITAL CORPORATION
BOATMEN'S TRUST COMPANY
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President